Exhibit 99.4

ENDEAVOR MINERAL and ROYALTY INTERESTS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

For the Three Months Ended March 31, 2025 and 2024

INDEX TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR ENDEAVOR MINERAL AND ROYALTY INTERESTS

Page
Statements of Revenues and Direct Operating Expenses	F-3
Notes to Statements of Revenues and Direct Operating Expenses	F-4

ENDEAVOR MINERAL AND ROYALTY INTERESTS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(Unaudited)

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues:
Royalty income	$112,454	$118,931
Costs and expenses:
Production and ad valorem taxes	7,453	8,325

Excess of revenues over direct operating expenses	$105,001	$110,606

See accompanying accountant’s report and Notes to the Statements of Revenues and Direct Operating Expenses.

ENDEAVOR MINERAL AND ROYALTY INTERESTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (unaudited)

1.	Basis of Presentation

On January 30, 2025, Viper Energy, Inc. (“Viper” or the “Company”) and Viper Energy Partners LLC (the “Operating Company”), as buyer parties, entered into a definitive equity purchase agreement (the “Purchase Agreement”) with Endeavor Energy Resources, LP (“Seller”) and 1979 Royalties LP (“1979 Royalties”) and 1979 Royalties GP, LLC (collectively, the “Endeavor Subsidiaries”), each of which is a subsidiary of the Company’s parent Diamondback Energy, Inc. (“Diamondback”), to acquire the Endeavor Subsidiaries from the Seller for consideration consisting of (i) $1.0 billion in cash and (ii) the issuance of 69,626,640 units representing limited liability company interests in the Operating Company (“OpCo Units”) and an equivalent number of shares of the Company’s Class B Common Stock, par value $0.000001 per share (“Class B Common Stock”), in each case subject to customary closing adjustments, including, among other things, for net title benefits (such transaction, the “2025 Drop Down”). The Purchase Agreement also requires that, at least three business days before the closing of the 2025 Drop Down, (i) the Seller convey certain overriding royalty interests to 1979 Royalties, (ii) D.G. Royalty, LLC, which is 100% indirectly owned by the Seller, convey royalty interests comprising substantially all of its assets to 1979 Royalties and (iii) Wyatt Energy Partners, which is 100% indirectly owned by the Seller, convey certain fee minerals in non-producing undeveloped acreage to 1979 Royalties. The 2025 Drop Down closed on May 1, 2025.

The OpCo Units and the Class B Common Stock issued in the 2025 Drop Down, as well as the OpCo Units and Class B Common Stock otherwise beneficially owned by Diamondback, are exchangeable from time to time for shares of the Company’s Class A Common Stock, par value $0.000001 per share (the “Class A Common Stock”) (that is, one OpCo Unit and one share of Class B Common Stock, together, are exchangeable for one share of Class A Common Stock). The mineral and royalty interests owned by the Endeavor Subsidiaries and to be acquired in the 2025 Drop Down represent approximately 22,847 net royalty acres in the Permian Basin, approximately 69% of which are operated by Diamondback, and have an average net royalty interest of approximately 2.8% and oil production of approximately 17,097 BO/d (the “Endeavor Mineral and Royalty Interests”).

The accompanying Statements of Revenues and Direct Operating Expenses represent the undivided interests in the revenues and direct operating expenses associated with the Endeavor Mineral and Royalty Interests. The Statements of Revenues and Direct Operating Expenses have been derived from the historical financial records of the Seller. For purposes of these statements, all properties identified in the purchase and sale agreement are included herein. During the period presented, the Endeavor Mineral and Royalty Interests were not accounted for or operated as a separate entity, subsidiary, segment or division by the Endeavor Subsidiaries. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is not available or practicable to prepare for the Endeavor Mineral and Royalty Interests. The accompanying Statements of Revenues and Direct Operating Expenses vary from a complete income statement in accordance with GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Endeavor Mineral and Royalty Interests, including but not limited to depletion, general and administrative expenses and other income and expenses. Additionally, these Statements of Revenues and Direct Operating Expenses are not indicative of the future results of operations for the Endeavor Mineral and Royalty Interests.

ENDEAVOR MINERAL AND ROYALTY INTERESTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (unaudited)

2.	Summary of Significant Accounting Policies

Preparation of Financial Statements

The Statements of Revenues and Direct Operating Expenses are derived from the Seller’s historical operating statements. Revenues and direct operating expenses relate to certain mineral interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas and other hydrocarbons in the Endeavor Mineral and Royalty Interests.

Use of Estimates

Certain amounts included in or affecting the Endeavor Mineral and Royalty Interests’ financial statements and related disclosures must be estimated by management, requiring certain assumptions to be made with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions may affect the revenues and direct operating expenses reported for the Endeavor Mineral and Royalty Interests during the reporting periods.

Revenue Recognition

Royalty Income

Royalty income represents the right to receive revenues from oil, natural gas and natural gas liquids sales from the purchaser of production from the wells comprising the Endeavor Mineral and Royalty Interests. Royalty income is recognized at the point control of the product is transferred to the purchaser. Substantially all of the pricing provisions in the revenue contracts for the Endeavor Mineral and Royalty Interests are tied to a market index.

The oil, natural gas and natural gas liquids sales contracts for the Endeavor Mineral and Royalty Interests are generally structured whereby the operator of the properties sells the proportionate share of oil, natural gas and natural gas liquids production to the purchaser and the percentage of royalty based on the revenue generated is allocated to the Endeavor Mineral and Royalty Interests. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead or at the gas processing facility based on the Endeavor Mineral and Royalty Interests’ percentage ownership share of the revenue, net of any deductions for gathering and transportation.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes, which are the only direct expenses of holding the Endeavor Mineral and Royalty Interests. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

ENDEAVOR MINERAL AND ROYALTY INTERESTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (unaudited)

3.	Commitments and Contingencies

The Endeavor Mineral and Royalty Interests may become subject to potential claims and litigation in the normal course of operations. As represented by the Seller in the Purchase Agreement, there are no known claims, litigation or disputes pending or any other legal, environmental or contingencies that would have a material effect on the financial statements for the Endeavor Mineral and Royalty Interests.

4.	Subsequent Events

Subsequent events have been evaluated through June 30, 2025, the date the Statements of Revenues and Direct Operating Expenses were issued. No subsequent events of a material nature other than those described in Note 1—Basis of Presentation have been identified that require recognition or disclosure.

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